Exhibit 99.1

For Immediate Release
Press Contact:
Terrea Tamanaha
Primal Solutions, Inc.
949.221.8337
Terrea.Tamanaha@primal.com

Primal Solutions, Inc. Announces

Results of Annual Meeting of Stockholders

IRVINE, CA, October 27, 2005 – Primal Solutions, Inc. (OTC Bulletin Board: PSOL.OB), a leading provider of enabling technology for simplifying revenue management associated with legacy and next-generation communications networks, today announced the results of its Annual Meeting of Stockholders.

Joseph R. Simrell, the Company’s President and CEO, stated that the stockholders elected Mr. Joseph R. Simrell, Mr. John Faltys, Mr. David Haynes, Dr. Louis A. Delmonico, and Mr. John E. Rehfeld to serve as members of Primal Solutions’ Board of Directors.  The stockholders also ratified the appointment of Haskell & White LLP as the Company’s independent certified public accounting firm for the fiscal year ending December 31, 2005.

“On behalf of the Board of Directors, I would like to thank our stockholders for their votes of confidence in this board, and for their continued belief in Primal Solutions and its potential,” said Mr. Simrell.  “We are encouraged by Primal Solutions’ continued progress over the past year, and we remain fully committed to executing on the company’s strategy, enhancing our abilities to deliver compelling IP transaction management solutions, deepening our intimate relationships with customers and channel partners, and achieving sustainable revenue growth and profitability.”

About Primal

Primal Solutions, Inc. (OTCBB.PSOL.OB) is a communications software company offering services and solutions that allow communication service providers to generate more revenue from their IP networks.  Primal Solutions’ products provide mission-critical solutions for companies offering Voice-over-IP (VoIP), cable and broadband, long distance, and wireless networks and services.  Primal Solutions’ products include Access IM® Network Mediation, Connect RTR™ Real Time Rating, and related services and solutions.  Primal Solutions is headquartered in Irvine, California.  Information on Primal Solutions and its products is available at www.primal.com.

18881 Von Karman Avenue, Suite 500  •  Irvine, CA  92612

949. 260. 1500  •  949. 260. 1515 fax  •  www.primal.com

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Forward-looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of known and unknown risks and uncertainties that may cause the company’s actual results or outcomes to be materially different from those anticipated and discussed herein.  These include the company’s historic lack of profitability, end-use customers’ acceptance and actual demand, which may differ significantly from expectations, the need for the company to manage its growth, the need to raise funds for operations, and other risks associated with the regulation of the Internet and the telecommunications industry.  Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.

Press Contact:  Terrea Tamanaha

(949) 221-8337

Terrea.Tamanaha@primal.com

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Primal and the Primal logo are trademarks of Primal Solutions, Inc.

All other trademarks and product names are the property of their respective owners.